INDEPENDENT CONSULTANT AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of July 25, 2007, between Commonwealth International Series Trust (the “Company”) and Kinwood Group, LLC (the “Consultant”).

RECITALS

WHEREAS, the Company is registered investment company;

WHEREAS, the Consultant possesses knowledge and expertise regarding the operations and administration of registered investment companies;

WHEREAS, the Company desires to engage the Consultant to provide an individual, R. Jeffrey Young, to serve as its Vice President; and

WHEREAS, the Consultant is willing to accept such engagement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

1.	Provision of Services. The Consultant hereby agrees that Consultant shall serve as a fund officer and provide operations and administration support to the Company including, but not limited to:

Support for all services required of the President of the Company. In particular:

▪	Assist with Board meeting preparation, including review of agendas, resolutions and minutes

▪	Review the assurance binders, financial filings and other supporting documents required under the Trust’s Disclosure Controls and Procedures and under Sarbanes-Oxley;

Provide general guidance to the Trust on industry matters;

Be the primary liaison between the Trust and its service providers, including:

▪	The administrator, fund accountant, transfer agent and compliance services provider

▪	Counsel to the Trust

▪	The Trust’s auditors

Review, with the assistance of the Trust’s underwriter/distributor and appropriate counsel, selling and servicing agreements, and ensure appropriate operational follow-through and reporting;

Other duties as mutually agreed upon.

2.
Access to Information. The Company and Consultant acknowledge that, in order to perform its duties hereunder, the full cooperation of the Company and its service providers will be required. Accordingly, the Company agrees that it will use its best efforts to ensure that Consultant is afforded access to any information (including preparation of summaries or other compilations of data) and documents that relate to the Consultant’s services under this Agreement. The Company will use best efforts to ensure that the Companies’ services providers provide access to information, documents or personnel reasonably requested by the Consultant in performance of its duties under this Agreement.

3.
Term. This Agreement is not meant to constitute a contract for services for a specific term. The Company may terminate this Agreement at any time, with or without cause, upon 30 days written notice to the Consultant specifying the date of termination, which notice may be waived. Subject to such notice, it is understood that the Consultant will serve at the pleasure of the Board. In addition, the Consultant may terminate this Agreement, with or without cause, upon 30 days written notice to the Company, which notice may be waived. Upon termination of Consultant’s services, the Company shall have no further obligation to the Consultant, other than for approval of invoices for services in accordance with Section 4 of this Agreement. The Consultant’s obligations under Section 7 of this Agreement shall survive any termination of this Agreement. The Companies’ obligations under Section 6 of this Agreement shall survive any termination of this Agreement.

4.
Compensation. In return for the services provided hereunder and subject to the Consultant’s performance of such services to the reasonable satisfaction of the Board, the Consultant shall be compensated at its reasonable and customary rates and shall be reimbursed for reasonable out-of-pocket expenses incurred by the Consultant in connection with its services under this Agreement. A copy of the current Fee Schedule for the Consultant’s services under this Agreement is attached to this Agreement as Exhibit A.

5.
Independent Contractor. The relationship between the Consultant and the Company created by this Agreement shall be that of an independent contractor and the Consultant shall not be deemed for any purpose to be an employee of the Company. Except as specifically provided in this Agreement, the Consultant shall not be entitled to receive any other payments from (including fees, salary, bonuses, commissions or other forms of incentive compensation, or benefits) or participate in any benefit plans of the Company or any other entity on account of the Consultant’s provision of services hereunder.

6.
Indemnification. The Company hereby agree to indemnify and hold harmless (to the fullest extent permitted by applicable law and each Company’s Declaration of Trust, Articles of Incorporation and/or By-Laws) the Consultant from any and all injuries, losses, claims and damages to any person, and all costs and expenses, including without limitation reasonable attorneys' fees, and any other liabilities incurred by the Consultant as a result of any action taken or omission by the Consultant in carrying out the provisions of this Agreement in good faith and in the reasonable belief that the Consultant’s conduct was in the best interests of the Company, except that no indemnification shall be provided to Consultant:

(a)
against any liability to a Company or its shareholders by reason of a final adjudication by the court or other body before which the proceeding was brought that it engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved under this Agreement;

(b)	with respect to any matter as to which it shall have been finally adjudicated not to have acted in good faith in the reasonable belief that its action was in the best interest of the Company; or

(c)
in the event of a settlement or other disposition not involving a final adjudication (as provided in paragraph (a) or (b)) and resulting in a payment by the Consultant, unless there has been either (i) a determination that the Consultant did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved under this Agreement by the court or other body approving the settlement or other disposition or (ii) a reasonable determination, based on a review of readily available facts (as opposed to a full trial-type inquiry) that it did not engage in such conduct:

(1)	by a vote of a majority of the Independent Trustees of the Board acting on the matter (provided that a majority of the Independent Trustees of the Board then in office act on the matter); or

(2)	by written opinion of an independent legal counsel selected by the Consultant who is acceptable to the Independent Trustees of the Board (which acceptance shall not be unreasonably withheld).

For avoidance of doubt, such indemnification shall not apply with respect to any action taken or any omission by the Consultant that has been determined by the court or other body approving disposition of the matter to constitute a material breach of this Agreement.

Expenses of preparation and presentation of a defense to any claim, action, suit or proceeding subject to a claim for indemnification by the Consultant under this Agreement shall be advanced by the Company prior to final disposition thereof upon receipt of an undertaking by or on behalf of the Consultant to repay such amount if it is ultimately determined that it is not entitled to indemnification under this Agreement.

The Consultant shall give notice as promptly as reasonably possible to the Company of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Company shall not relieve the Company from any liability hereunder to the extent it is not materially prejudiced as a result thereof. The Consultant shall be entitled to defend any such proceedings or actions using counsel of its own choosing. The Company shall be entitled, at its expense, to participate in the defense of any such proceedings or actions using counsel of its choosing. In no event shall the Company be liable for fees and expenses of more than one counsel for the Consultant in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Consultant will not enter into any settlement of any such proceeding or action without the consent of the Independent Trustees of the Board, which consent shall not be unreasonably withheld.

The provisions of this Section will continue to apply after the termination of this Agreement, regardless of the manner of or reason for such termination.

7.
Confidentiality. The Consultant acknowledges that in the course of providing services hereunder the Consultant may develop or learn Confidential Information. The Consultant will, at all times, hold in confidence all Confidential Information and will not use or disclose any Confidential Information to any third party other than as expressly authorized by the Board. It is understood and agreed that this restriction will continue to apply after the termination of this Agreement, regardless of the manner of or reason for such termination. The Consultant further acknowledges that, were the Consultant to breach any of the covenants contained in this Section 7, the damage to a Company would be irreparable. The Consultant therefore agrees that the Companies, in addition to any other remedies available to them, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Consultant of any of said covenant, without having to post bond. Notwithstanding the foregoing, however, the Company agrees that this Section 7 shall not apply to disclosure of Confidential information:

(a)
in the event that Consultant is legally compelled to disclose any Confidential Information pursuant to any judicial or administrative process, in which case Consultant agrees (unless expressly prohibited by law from doing so) to provide the Company with prompt written notice of such disclosures and to disclose only the portion of the Confidential Information legally required to be disclosed; or

(b)
in the event that Consultant reasonably believes, after notice to, and consultation with the Independent Trustees, that failure to disclose such information would render Consultant in breach of his fiduciary duty to the Companies.

“Confidential Information” shall mean non-public, confidential or proprietary information about a Company (including a Company’s portfolio holdings) or the Adviser. The term “Confidential Information” does not include any information that at the time of disclosure or thereafter (a) is generally known by the public (other than as a result of its disclosure directly or indirectly by the Consultant) or (b) is available to the Consultant on a non-confidential basis from a source other than a Company, provided that such source is not and was not bound by a duty of confidentiality imposed by law or contract regarding the Company.

8.
Additional Companies or Series. If and to the extent that additional Companies or series are established for which the Independent Trustees serve on the Board, such Companies or series shall, unless otherwise determined by the Board, be deemed to be added to and made party to this Agreement without the need for a formal written amendment, and the Consultant agrees to provide the services contemplated hereunder on behalf of any such additional Companies or series.

9.
Entire Agreement. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings, or arrangements (both oral and written) relating to the subject matter of this Agreement.

10.	Assignment. No party may assign, transfer, or sub-contract all or any of its rights or obligations under this Agreement without the consent of the other party hereto.

11.	Amendment. Except as provided herein, this Agreement may be amended only by written instrument signed by the parties hereto.

12.
Notices. Any notice or other communication to be given under this Agreement (including any invoices) shall be in writing and shall be deemed to have been duly delivered if it is delivered by hand or sent by recorded delivery or mail (i) in the case of the Consultant, to

Kinwood Group, LLC
Attn: R. Jeffrey Young
168 Dorchester Square
Westerville, OH 43081

(ii) in the case of the Companies, to

Commonwealth International Series Trust c/o FCA Corp.
Attn: Robert Scharar
5847 San Felipe
Suite 850
Houston, TX 77057

or at such address as may be provided by proper notice to the other party for this purpose from time to time.

13.
Governing Law. The validity and effect of this Agreement are governed by and are to be construed and enforced in accordance with the laws of The State of Ohio without regard to conflicts of law principles. The parties hereby consent to the jurisdiction of the state and federal courts sitting in The State of Ohio for any legal action involving this Agreement and waive right to a jury trial.

14.
Business Trusts; Limitations of Liability. For each Company that is a Massachusetts business trust, a copy of the Declaration of Trust of each Company is on file with the Secretary of State of The Commonwealth of Massachusetts. The Consultant acknowledges that the obligations of or arising out of this instrument are not binding upon any of the Company’s Trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Company in accordance with its proportionate interest hereunder.

For all Companies, if this instrument is executed by the Company on behalf of one or more series of the Company, the Consultant further acknowledges that the assets and liabilities of each series of the Company are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Company has executed this instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written.

Kinwood Group, LLC	By:/s/ R. Jeffrey Young

Commonwealth International Series Trust	By:/s/ Robert Scharar President
I, R. JEFFREY YOUNG, HEREBY AGREES TO THE PROVISIONS SET FORTH IN THIS AGREEMENT. /s/ R. Jeffrey Young R. Jeffrey Young, Individually

EXHIBIT A

FEE SCHEDULE

1.	$3,300 per month, providing for approximately 20-25 hours of dedicated time per month. Payment shall be due within 15 days of receipt of invoice. Fee will be billed monthly.
2.	All reasonable travel and out-of-pocket expenses.